As filed with the Securities and Exchange Commission on June 30, 2003.
                                                    Registration  No.  _______

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                -----------------

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                -----------------

                       MURDOCK COMMUNICATIONS CORPORATION
                       ----------------------------------
             (Exact name of registrant as specified in its charter)

                Iowa                                     42-1339746
        ----------------------                     ------------------------
        (State of Incorporation)                   I.R.S. Employer I.D. No.

           701 Tama Street
             Marion, Iowa                                  52302
---------------------------------------                  ---------
(Address of Principal Executive Offices)                 (Zip Code)

                          STOCK COMPENSATION AGREEMENTS
                          -----------------------------
                            (Full title of the plan)

                                 Eugene I. Davis
                             Chief Executive Officer
                       Murdock Communications Corporation
                                 701 Tama Street
                               Marion, Iowa 52302
                       ----------------------------------
                     (Name and address of agent for service)

                                  319-447-4239
                                -----------------
                     (Telephone number, including area code
                              of agent for service)


                         CALCULATION OF REGISTRATION FEE

                                                         Proposed Maximum    Proposed Maximum
Title of Securities                     Amount to be       Offering Price        Aggregate         Amount of
to be Registered                         Registered          Per Share        Offering Price   Registration Fee
------------------------------------  -----------------  ------------------  ----------------  -----------------
Common Stock, no par value per share             69,852  $         1.43 (1)  $       100,000   $            8.09

Common Stock, no par value per share            103,000  $         0.82 (2)  $        84,460   $            6.84

                                                               Total Registration Fee          $           14.93

(1) Computed in accordance with Rule 457(h) solely for purposes of calculating the registration fee. Computation based on the weighted average per share price (rounded to the nearest cent) for the issuance of shares in lieu of cash compensation.

(2) For the purpose of computing the registration fee, the Registrant has used $0.82 as the average of the bid and asked prices of the Common Stock as reported on June 25, 2003 on the Over-the-Counter Bulletin Board for the offering price per share, in accordance with Rule 457(h) and (c).

                                EXPLANATORY NOTE

     This Registration Statement relates to the shares of the common stock of Murdock Communications Corporation (the "Registrant") to be issued pursuant to stock compensation agreements with (i) Pirinate Consulting Group. L.L.C., which provides for the issuance of shares to Eugene I. Davis, the Registrant's Chief Executive Officer and a director, (ii) Wayne Wright, the Registrant's Principal Accounting Officer and a director, and (iii) David Kirkpatrick, a director of the Registrant.

                      PART II - INFORMATION REQUIRED IN THE
                             REGISTRATION STATEMENT


Item  3.     Incorporation  of  Documents  by  Reference.
             -------------------------------------------

     The following documents filed by the Registrant with the Securities and Exchange Commission (the "Commission") pursuant to section 13 or 15 of the Securities Exchange Act of 1934 (the "Exchange Act") are incorporated herein by reference:

     (a) The Registrant's Annual Report on Form 10-K for the year ended December 31, 2002.

     (b) All other reports filed pursuant to sections 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report on Form 10-K referred to in paragraph (a) above.

     (c) The description of the Registrant's Common Stock contained in the registration statement filed pursuant to section 12 of the Exchange Act and all amendments thereto or reports filed for the purpose of updating such description.

     All reports and other documents subsequently filed by the Registrant pursuant to sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

Item  4.     Description  of  Securities.
             ---------------------------

     Not  applicable.

Item  5.     Interests  of  Named  Experts  and  Counsel.
             -------------------------------------------

     Not  applicable.

Item  6.     Indemnification  of  Directors  and  Officers.
             ---------------------------------------------

     The Registrant is incorporated in the State of Iowa. Section 490.851 of the Iowa Business Corporation Act (the "IBCA") provides that a corporation may indemnify a person made a party to a proceeding because the person is or was a director against liability incurred in the proceeding if: (a) the person conducted himself or herself in good faith; and (b) the person reasonably believed: (i) in the case of conduct in an official capacity with the corporation, that his or her conduct was in the corporation's best interests; and (ii) in all other cases, that his or her conduct was at least not opposed to the corporation's best interests; and (c) in the case of any criminal proceeding, the person had no reasonable cause to believe his or her conduct was unlawful, all subject to certain limitations and conditions provided therein. Section 490.851 further provides that no indemnification may be made: (i) in connection with a proceeding by or in the right of the registrant in which the person was adjudged liable to the registrant; or (ii) in connection with any other proceedings charging that the person derived an improper personal benefit, whether or not involving action in an official capacity, in which proceeding the person was judged liable on the basis that he derived an improper personal benefit, unless and only to the extent the court in which such action was brought or another court of competent jurisdiction determines upon application that, despite such adjudication, but in view of all relevant circumstances, the person is fairly and reasonably entitled to indemnity for reasonable expenses as the court deems proper. Section 490.852 of the IBCA provides that a corporation, unless limited by its articles of incorporation, shall indemnify a person who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the person was a party because the person is or was a director, against reasonable expenses incurred by him or her in connection with the proceeding.
Section 490.854 of the IBCA provides that, unless otherwise provided in the articles of incorporation of the corporation, a director who is or was a party to a proceeding may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction and the court may order indemnification of such person under certain circumstances as provided therein.
Section 490.856 of the IBCA provides that a corporation may indemnify an officer of the corporation to the same extent as a director of the corporation.

     The Restated Articles of Incorporation of the Registrant contain provisions that require such registrant to indemnify its officers and directors to the fullest extent permitted by the IBCA. In addition to the available indemnification, the Restated Articles of Incorporation of the Registrant limit the personal liability of the members of its board of directors for monetary damages with respect to claims by such registrant or its stockholders, except for liability for any breach of the director's duty of loyalty to the Registrant or its stockholders, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, unlawful distributions or any transaction from which the director derived an improper personal benefit.

     MCC Merger Sub Corporation ("MCC Merger Sub"), Polar Molecular Corporation ("Polar") and Polar Molecular Holding Corporation ("Holding") are incorporated in the state of Delaware. Section 145(a) of the Delaware General Corporation Law (the "DGCL") provides in relevant part that a corporation may indemnify any officer or director who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another entity, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. Under Section 145(b) of the DGCL, such eligibility for indemnification may be further subject to the adjudication of the Delaware Court of Chancery. The certificates of incorporation of MCC Merger Sub, Polar and Holding provide that such registrant indemnifies its officers and directors to the maximum extent allowed by Delaware law.

     Furthermore, Section 102(b)(7) of the DGCL provides that a corporation may in its certificate of incorporation eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability: for any breach of the director's duty of loyalty to the corporation or its stockholders; for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; under Section 174 of the DGCL (pertaining to certain prohibited acts including unlawful payment of dividends or unlawful purchase or redemption of the corporation's capital stock); or for any transaction from which the director derived an improper personal benefit. The certificates of incorporation of MCC Merger Sub, Polar and Holding eliminate such personal liability of such registrant's directors.

     The certificates of incorporation or bylaws of MCC Merger Sub, Polar and Holding provide that such registrant may purchase and maintain insurance on behalf of its directors, officers, employees, fiduciaries and agents against liability asserted against or incurred by such persons in any such capacity.

     Holding's bylaws require Holding to indemnify its directors against liabilities which may be incurred in connection with the administration of the stock option plans, other than with respect to liabilities resulting from certain types of conduct. Each of the Registrant's stock option plans requires the Registrant to indemnify its directors against liabilities which may be incurred in connection with the administration of the stock option plans, other than with respect to liabilities resulting from certain types of conduct.

Item 7.  Exemption  from  Registration  Claimed.
         --------------------------------------

         Not  applicable.

Item 8.  Exhibits.
         --------

4.1  Restated  Articles  of  Incorporation.
4.2  First  Amendment  to  Restated  Articles  of  Incorporation.
4.3  Second  Amendment  to  Restated  Articles  of  Incorporation.
4.4  Third  Amendment  to  Restated  Articles  of  Incorporation.
4.5  Amended  and  Restated  By-Laws.
4.6 Form of Common Stock Purchase Warrant Agreement between Murdock Communications Corporation and Firstar Trust Company.
4.7  Form  of  Redeemable  Warrant.
4.8 First Amendment to Common Stock Purchase Warrant Agreement, dated as of September 30, 1999, between Murdock Communications Corporation and Firstar Trust Company.
4.9 Second Amendment to Common Stock Purchase Warrant Agreement, dated as of April 14, 2000, between Murdock Communications Corporation and Firstar Bank, N.A.
4.10 Third Amendment to Common Stock Purchase Warrant Agreement, dated as of October 9, 2000, between Murdock Communications Corporation and Firstar Bank, N.A.
4.11 Fourth Amendment to Common Stock Purchase Warrant Agreement, dated as of October __, 2001, between Murdock Communications Corporation and Firstar Bank, N.A.
4.12 Fifth Amendment to Common Stock Purchase Warrant Agreement and Joinder Agreement, dated as of October 18, 2002, between Murdock Communications Corporation and Computershare Trust Company, Inc.
5 Opinion of Reinhart Boerner Van Deuren s.c. as to the legality of the stock being registered.
23.1 Consent  of  Deloitte  &  Touche  LLP.
24   Power  of  Attorney.
99.1 Compensation Agreement, dated August 1, 2002 between Murdock Communications Corporation and Pirinate Consulting Group, L.L.C.
99.2 First Amendment to Compensation Agreement between Murdock Communications Corporation and Pirinate Consulting Group, L.L.C., dated January 27, 2003
99.3 Second Amendment to Compensation Agreement between Murdock Communications Corporation and Pirinate Consulting Group, L.L.C., dated June 24, 2003
99.4 Letter Agreement between Murdock Communications Corporation and David Kirkpatrick for conversion of service fees to common stock, dated January 27, 2003
99.5 Letter Agreement between Murdock Communications Corporation and Wayne Wright for conversion of service fees to common stock, dated January 27, 2003

Item 9.  Undertakings.
         ------------

          1.   The  undersigned  Registrant  hereby  undertakes  as  follows:

               (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                    (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933.

                    (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.

                    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

                    Provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

               (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          2. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          3. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration
Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Marion, State of Iowa, on June 27, 2003.

                              MURDOCK  COMMUNICATIONS  CORPORATION

                              BY /s/ Eugene I. Davis
                                 -----------------------------------------------
                                 Eugene  I.  Davis,  Chief  Executive  Officer

                                POWER OF ATTORNEY

     Each person whose signature appears below hereby constitutes and appoints Eugene I. Davis and Wayne Wright, and each of them individually, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or their substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


Signature                                           Title                 Date
-----------------------------------  -----------------------------------  ----

/s/ Eugene I. Davis
___________________________          Chief Executive Officer (Principal   June 27, 2003
Eugene I. Davis                      Executive Officer) and Director

/s/ Guy O. Murdock
___________________________          Director                             June 27, 2003
Guy O. Murdock

/s/ Wayne Wright
___________________________          Director and Financial Accounting    June 27, 2003
Wayne Wright                         Officer (Principal Financial and
                                     Accounting Officer)

/s/ David Kirkpatrick
___________________________          Director                             June 26, 2003
David Kirkpatrick


                                INDEX TO EXHIBITS


Exhibit No.  Description                                        Page
-----------  -------------------------------------------------  -----
        4.1  Restated Articles of Incorporation                   (1)

        4.2  First Amendment to Restated Articles of              (2)
             Incorporation

        4.3  Second Amendment to Restated Articles of             (2)
             Incorporation

        4.4  Third Amendment to Restated Articles of              (3)
             Incorporation

        4.5  Amended and Restated By-Laws                         (4)

        4.6  Form of Common Stock Purchase Warrant                (1)
             Agreement between Murdock Communications
             Corporation and Firstar Trust Company.

        4.7  Form of Redeemable Warrant.                          (1)

        4.8  First Amendment to Common Stock Purchase             (5)
             Warrant Agreement, dated as of September 30,
             1999, between Murdock Communications
             Corporation and Firstar Trust Company.

        4.9  Second Amendment to Common Stock Purchase            (3)
             Warrant Agreement, dated as of April 14, 2000,
             between Murdock Communications Corporation and
             Firstar Bank, N.A.

       4.10  Third Amendment to Common Stock Purchase             (3)
             Warrant Agreement, dated as of October 9, 2000,
             between Murdock Communications Corporation and
             Firstar Bank, N.A.

       4.11  Fourth Amendment to Common Stock Purchase            (3)
             Warrant Agreement, dated as of October __, 2001,
             between Murdock Communications Corporation and
             Firstar Bank, N.A.

       4.12  Fifth Amendment to Common Stock Purchase             (3)
             Warrant Agreement and Joinder Agreement, dated
             as of October 18, 2002, between Murdock
             Communications Corporation and Computershare
             Trust Company, Inc.

          5 Opinion of Reinhart Boerner Van Deuren s.c. as to the legality of the stock being registered


                                        7

       23.1  Consent of Deloitte & Touche LLP

         24  Power of Attorney                                    (6)

       99.1  Compensation Agreement, dated August 1, 2002         (7)
             between Murdock Communications Corporation and
             Pirinate Consulting Group, L.L.C.

       99.2  First Amendment to Compensation Agreement            (3)
             between Murdock Communications Corporation and
             Pirinate Consulting Group, L.L.C., dated
             January 27, 2003

       99.3  First Amendment to Compensation Agreement
             between Murdock Communications Corporation and
             Pirinate Consulting Group, L.L.C., dated June 24,
             2003

       99.4  Letter Agreement between Murdock                     (3)
             Communications Corporation and David
             Kirkpatrick for conversion of service fees to
             common stock, dated January 27, 2003

       99.5  Letter Agreement between Murdock                     (3)
             Communications Corporation and Wayne Wright
             for conversion of service fees to common stock,
             dated January 27, 2003



(1) Incorporated by reference to the Registrant's Form SB-2 Registration Statement (File No. 333-05422C).

(2) Incorporated by reference to the Registrant's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1997 (File No. 000-21463).

(3) Incorporated by reference to the Registrant's Form S-4 Registration Statement (Registration Statement No. 333-103167).

(4) Incorporated by reference to the Registrant's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1997 (File No. 000-21463).

(5) Incorporated by reference to the Registrant's Annual Report on Form 10-KSB for the year ended December 31, 1999 (File No. 000-21463).

(6) Incorporated by reference to the signature page of this Registration Statement.

(7) Incorporated by reference to the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 2002 (File No. 000-21463).


                                        8